UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF OKLAHOMA

In re:	)
AMS HEALTH SCIENCES, INC.,	)	Case No. 07-14678
an Oklahoma corporation,	)	Chapter 11
Debtor-in-Possession.	)

NOTICE TO SHAREHOLDERS

This is to inform you that AMS Health Sciences, Inc. ("AMS") has filed for relief under Chapter 11 of the United States Bankruptcy Code on December 27, 2007, Case No. 07-14678, pending in the United States Bankruptcy Court for the Western District of Oklahoma.

AMS anticipates any plan of reorganization will cancel all of the existing shares of AMS stock and there will not be any distributions to current shareholders under any plan of reorganization.

By order of the Court, unless you file a notice of appearance and request for service of papers pursuant to Bankruptcy Rule 2002 with the Bankruptcy Court and serve a copy of Debtor's counsel, you will not receive any other pleadings or notices of this case by mail required by Bankruptcy Rule 2002(d) or otherwise except:  (a) notice of a hearing to consider any sale of substantially all of the assets of the Debtor; (b) notice of conversion or dismissal of the Debtor's case; and (c) notice of the hearing to consider confirmation of any plan of reorganization, which shall contain a brief description of the treatment of equity security holders under such plan and the legal basis for such treatment.  You may inspect the pleadings and notices that you would otherwise receive under Bankruptcy Rule 2002(d) at http://www.amsonline.com/WebPages/InvestorNotices.asp, which will be posted within one (1) business day after filing with the Court.

NEITHER THE COURT NOR COUNSEL FOR THE DEBTOR CAN GIVE YOU LEGAL ADVICE.  SHOULD YOU HAVE ANY QUESTIONS REGARDING THIS NOTICE, YOU SHOULD CONTACT YOUR OWN LEGAL COUNSEL.